Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Atlantic International Corp.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid(1)	Equity	Common Stock	457(f)	13,613,083	$4.745	(3)	$64,594,078.84	$.00015310	$9,889.35
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$64,594,078.84		$9,889.35
Total Fees Previously Paid									-
Total Fee Offset									-
Net Fee Due									$9,889.35

(1)	Relates to common stock, $0.00001 par value per share (the “Common Stock”), of Atlantic International Corp. (“Atlantic”), issuable at the effective time of the proposed merger (the “Merger”) of A36 Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with and into Staffing 360 Solutions, Inc. (“Staffing 360”), with Staffing 360 surviving as a wholly owned corporation of Atlantic, pursuant to the Agreement and Plan of Merger, dated as of November 1, 2024, by and among Atlantic, Merger Sub and Staffing 360 (the “Merger Agreement”). The number of shares of Common Stock to be registered is based on the estimated number of shares of Common Stock that are expected to be issued (or reserved for issuance) to holders of Staffing 360 Solutions common stock, options, preferred stock and warrants, without taking into account the effect of any reverse stock split of Common Stock, and includes, without limitation, (i) 1,975,981 shares of Common Stock to be issued to Staffing 360 stockholders, (ii) 2,526,040 shares of Common Stock to be issued to Staffing 360 senior management, (iii) an aggregate of 9,101,062 shares of Common Stock to be issued to Staffing 360 lenders, and (iv) 10,000 shares that may be issuable as a result of the provision of the Merger Agreement that rounds up to the nearest share in lieu of issuing fractional shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(f) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as quoted on the Nasdaq Capital Market on December 23, 2024, of $4.745 per share, which such date is within five business days of the filing of this registration statement.